EXHIBIT 4.2

BROADSOFT, INC.

AND

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Trustee

SUPPLEMENTAL INDENTURE

Dated as of February 1, 2018

1.50% Convertible Senior Notes due 2018

SUPPLEMENTAL INDENTURE, dated as of February 1, 2018 (this “Supplemental Indenture”), among Broadsoft, Inc., a Delaware corporation (the “Company”), as issuer, and Wells Fargo Bank, National Association, a national banking association organized under the laws of the United States of America, as trustee (the “Trustee”), to the Indenture, dated as of June 20, 2011 (as supplemented or otherwise modified prior to the date hereof, the “Indenture”), between the Company and the Trustee.

WHEREAS, the Company has heretofore executed and delivered the Indenture, pursuant to which the Company issued its 1.50% Convertible Senior Notes due 2018 (the “Notes”) in the original aggregate principal amount of $120,000,000, convertible under certain circumstances into cash and/or shares of the Company’s common stock, par value $0.01 per share (“Company Common Stock”), at the Company’s option;

WHEREAS, the Company has entered into an Agreement and Plan of Merger, dated as of October 20, 2017 (as amended, supplemented, restated or otherwise modified, the “Merger Agreement”), by and among the Company, Cisco Systems, Inc., a California corporation (“Parent”), and Brooklyn Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”);

WHEREAS, pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into the Company (the “Merger”) with the Company, as the surviving entity in the Merger, becoming a wholly owned subsidiary of Parent as of the date hereof;

WHEREAS, the Merger constitutes a Merger Event under the Indenture and Section 10.10 of the Indenture provides that in the case of any Merger Event, concurrently with the effective time of such Merger Event, the Company shall execute and deliver to the Trustee a supplemental indenture permitted under Sections 9.01 and 10.10 of the Indenture providing that the right to convert each $1,000 principal amount of Notes shall be changed into a right to convert such principal amount of Notes into Reference Property upon such Merger Event;

WHEREAS, in connection with the Merger, each outstanding share of Company Common Stock prior to the effective time (other than Dissenting Shares (as defined in the Merger Agreement) and shares cancelled pursuant to Section 1.8(c) of the Merger Agreement), will be cancelled and extinguished and automatically converted into the right to receive an amount in cash equal to $55.00 in accordance with the terms of the Merger Agreement;

WHEREAS, (i) pursuant to Section 9.01 of the Indenture, the Company and the Trustee shall enter into indentures supplemental to the Indenture to, among other things, make any change that does not adversely affect the rights of any Holder and (ii) pursuant to Section 10.10 of the Indenture, the Company and the Trustee may enter into indentures supplemental to the Indenture to effect the requirements of the Indenture in connection with any Merger Event to provide that the Notes are convertible into Reference Property, in each case subject to the provisions of Section 10.01 of the Indenture, as applicable, and to make such related changes to the terms of the Notes in accordance with Section 10.10 of the Indenture;

WHEREAS, the Board of Directors of the Company by resolutions adopted on January 25, 2018, have duly authorized this Supplemental Indenture, and the entry into this Supplemental Indenture by the parties hereto is permitted by the provisions of the Indenture;

2.

WHEREAS, this Supplemental Indenture shall not result in a material modification of the Notes for purposes of compliance with the Foreign Account Tax Compliance Act;

WHEREAS, in connection with the execution and delivery of this Supplemental Indenture, the Trustee has received an Officer’s Certificate and an Opinion of Counsel as contemplated by Sections 5.01, 9.05, 13.02 and 13.03 of the Indenture; and

WHEREAS, the Company has requested that the Trustee execute and deliver this Supplemental Indenture and have satisfied all requirements necessary to make this Supplemental Indenture a valid instrument in accordance with its terms.

WITNESSETH:

NOW THEREFORE, each party agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the Holders:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions in the Supplemental Indenture. Unless otherwise specified herein or the context otherwise requires:

(a) a term defined in the Indenture has the same meaning when used in this Supplemental Indenture unless the definition of such term is amended or supplemented pursuant to this Supplemental Indenture;

(b) the terms defined in this Article and in this Supplemental Indenture include the plural as well as the singular;

(c) unless otherwise stated, a reference to a Section or Article is to a Section or Article of this Supplemental Indenture; and

(d) Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 1.02. Reference Property. In accordance with Section 10.10 of the Indenture and pursuant to the terms of the Merger Agreement, a “Unit of Reference Property” shall mean $55.00 in cash.

ARTICLE 2

EFFECT OF MERGER ON CONVERSION

Section 2.01. Conversion Right. In accordance with and subject to Section 10.10 of the Indenture, as a result of the Merger, subject to the provisions of Section 10.01 of the Indenture each $1,000 in principal amount of Notes is, at and after the effective time of the Merger, convertible in accordance with the terms of the Indenture into the right to receive the amount of cash that a holder of a number of shares of Company Common Stock equal to the Conversion Rate immediately prior to the consummation of the Merger would have owned or been entitled to receive upon the Merger. For all conversions that occur after the effective time of the Merger in accordance with and subject to Article 10 of the Indenture, (i) the consideration due upon conversion of each $1,000 principal amount of Notes shall be solely cash in an

3.

amount equal to the Conversion Rate in effect on the Conversion Date (as may be increased by any Additional Shares pursuant to Section 10.01 of the Indenture), multiplied by $55.00, and (ii) the Company shall satisfy the conversion obligation by paying cash to converting Holders on the third Business Day immediately following the relevant Conversion Date.

Section 2.02. Addresses for Notices, Etc. The first paragraph of Section 13.01 of the Indenture is hereby amended by deleting such paragraph in its entirety and replacing it with the following:

“Section 13.01. Notices. Any request, demand, authorization, notice, waiver, consent or communication shall be in writing and delivered in Person or mailed by first-class mail, postage prepaid, addressed as follows or transmitted by electronic transmission in PDF format or facsimile transmission (confirmed by guaranteed overnight courier) to the following facsimile numbers:

if to the Company:

BroadSoft, Inc.

9737 Washingtonian Boulevard

Suite 350

Gaitherburg, MD 20878

Facsimile: (240) 268-1256

Attention: General Counsel

Copy to:

Cisco Systems, Inc.

170 West Tasman Drive

San Jose, CA 95134

Facsimile: (408) 525-2912

Attention: Mark Gorman

if to the Trustee, the Registrar, the Paying Agent, the Conversion Agent or the Bid Solicitation Agent:

Wells Fargo Bank, National Association

333 South Grand Avenue, 5th Floor, Suite 5A

Los Angeles, California 90071

Facsimile: (213) 253-7598

Attention: Corporate Trust Services—Administrator for BroadSoft, Inc. 1.50% Convertible Senior Notes due 2018

ARTICLE 3

MISCELLANEOUS

Section 3.01. Ratification of Indenture. The Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.

4.

Section 3.02. Trustee Not Responsible for Recitals. The recitals herein contained are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture. All of the provisions contained in the Indenture in respect of the rights, privileges, immunities, powers, and duties of the Trustee shall be applicable in respect of the Supplemental Indenture as fully and with like force and effect as though set forth in full herein.

Section 3.03 Successors. All agreements of the Company and the Trustee in this Supplemental Indenture will bind their respective successors.

Section 3.04. Governing Law. THIS SUPPLEMENTAL INDENTURE AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 3.05. Headings, Etc. The titles and headings of the articles and sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

Section 3.06. Execution in Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 3.07. Severability. In the event any provision of this Supplemental Indenture shall be invalid, illegal or unenforceable, then (to the extent permitted by law) the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired.

Section 3.08. Waiver of Jury Trial. EACH OF THE COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 3.09. Effectiveness. This Supplemental Indenture shall become effective upon, without further action by the parties hereto, the Effective Time.

[Signature Page Follows]

5.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first above written.

BROADSOFT, INC.

By:	/s/ James A. Tholen
Name: James A. Tholen
Title: Chief Financial Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Maddy Hughes
Name: Maddy Hughes
Title: Vice President

SIGNATURE PAGE TO SUPPLEMENTAL INDENTURE